EXHIBIT 2.8


                       UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF DELAWARE


In re:                               :
                                     :        Chapter 11
ICG COMMUNICATIONS, INC.,            :        Case No.  00-4238 (PJW)
et al.,                              :
-- ---                               :        Jointly Administered
                 Debtors.            :


               FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
           CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION
           OF ICG COMMUNICATIONS, INC. AND ITS AFFILIATED DEBTORS
                   AND DEBTORS IN POSSESSION, AS MODIFIED




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                                          TABLE OF CONTENTS

                                                                                                 Page


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INTRODUCTION........................................................................................1

I.       FINDINGS OF FACT...........................................................................4
                  A.       JURISDICTION AND VENUE...................................................4
                  B.       COMPLIANCE WITH THE REQUIREMENTS OF SECTION
                           1129 OF THE BANKRUPTCY CODE..............................................4
                                    1.      Section 1129(a)(1) -- Compliance of the Plan
                                            with Applicable Provisions of the Bankruptcy
                                            Code....................................................4
                                            a.       Sections 1122 and 1123(a)(1)-(4)--
                                                     Classification and Treatment of Claims
                                                     and Interests..................................5
                                            b.       Section 1123(a)(5)-- Adequate Means
                                                     for Implementation of the Plan.................6
                                            c.       Section 1123(a)(6) -- Prohibition
                                                     Against the Issuance of Nonvoting
                                                     Equity Securities and Adequate
                                                     Provisions for Voting Power of Classes
                                                     of Securities..................................7
                                            d.       Section 1123(a)(7) - Selection of
                                                     Directors and Officers in a Manner
                                                     Consistent with the Interests of
                                                     Creditors and Equity Security Holders
                                                     and Public Policy..............................8
                                            e.       Section 1123(b)(1)-(2)-- Impairment of
                                                     Claims and Interests and Assumption,
                                                     Assumption and Assignment or
                                                     Rejection of Executory Contracts and
                                                     Unexpired Leases...............................9
                                            f.       Section 1123(b)(3)-- Retention,
                                                     Enforcement and Settlement of Claims
                                                     Held by the Debtors............................9
                                            g.       Section 1123(b)(5)-- Modification of the
                                                     Rights of Holders of Claims...................10
                                            h.       Section 1123(b)(6)-- Other Provisions
                                                     Not Inconsistent with Applicable
                                                     Provisions of the Bankruptcy Code.............10
                                            i.       Section 1123(d)-- Cure of Defaults............11
                                    2.      Section 1129(a)(2) -- Compliance with
                                            Applicable Provisions of the Bankruptcy Code...........11
                                    3.      Section 1129(a)(3)-- Proposal of the Plan in
                                            Good Faith.............................................11
                                    4.      Section 1129(a)(4)-- Bankruptcy Court
                                            Approval of Certain Payments as Reasonable.............12
                                    5.      Section 1129(a)(5) -- Disclosure of Identity of
                                            Proposed Management, Compensation of
                                            Insiders and Consistency of Management
                                            Proposals with the Interests of Creditors and
                                            Public Policy..........................................13
                                    6.      Section 1129(a)(6)-- Approval of Rate Changes..........13
                                    7.      Section 1129(a)(7)-- Best Interests of Holders
                                            of Claims and Interests................................13
                                    8.      Section 1129(a)(8)-- Acceptance of the Plan by
                                            Each Impaired Class....................................14
                                    9.      Section 1129(a)(9)-- Treatment of Claims
                                            Entitled to Priority Pursuant to Section 507(a)
                                            of the Bankruptcy Code.................................14
                                    10.     Section 1129(a)(10)-- Acceptance By at Least
                                            One Impaired Class.....................................15
                                    11.     Section 1129(a)(11)-- Feasibility of the Plan..........15
                                    12.     Section 1129(a)(12)-- Payment of Bankruptcy
                                            Fees...................................................15
                                    13.     Section 1129(a)(13)-- Retiree Benefits.................16
                                    14.     Section 1129(b)-- Confirmation of the Plan
                                            Over the Nonacceptance of Impaired Classes.............16
                                    15.     Bankruptcy Rule 3016(a)................................16
                                    16.     Section 1129(d)-- Purpose of Plan......................17
                  C.       SETTLEMENTS AND RELEASES................................................17
                                    1.      Settlement of Intercompany Claims Between the
                                            Holdings Debtors and the Services Debtors..............17
                                    2.      Settlements with Cisco and Lucent......................17
                                    3.      Fairness of Releases...................................18
                  D.       SATISFACTION OF CONDITIONS TO CONFIRMATION..............................18
                  E.       SUBSTANTIVE CONSOLIDATION...............................................18

II.      CONCLUSIONS OF LAW........................................................................19
                  A.       JURISDICTION AND VENUE..................................................19
                  B.       EXEMPTIONS FROM SECURITIES LAWS.........................................19
                  C.       EXEMPTIONS FROM TAXATION................................................21
                  D.       COMPLIANCE WITH SECTION 1129 OF THE
                           BANKRUPTCY CODE.........................................................22
                  E.       APPROVAL OF THE SETTLEMENTS AND RELEASES
                           PROVIDED  UNDER THE PLAN AND CERTAIN OTHER
                           MATTERS.................................................................22
                  F.       AGREEMENTS AND OTHER DOCUMENTS..........................................23
                  G.       ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND
                           REJECTIONS OF EXECUTORY CONTRACTS AND
                           UNEXPIRED LEASES........................................................24
                  H.       SUBSTANTIVE CONSOLIDATION...............................................25

III.     ORDER.....................................................................................25
                  A.       CONFIRMATION OF THE PLAN................................................25
                  B.       EFFECTS OF CONFIRMATION.................................................25
                                    1.      Immediate Effectiveness; Successors and
                                            Assigns................................................25
                                    2.      Continued Corporate Existence; Vesting of
                                            Assets.................................................26
                                    3.      Cancellation and Surrender of Instruments,
                                            Securities and Other Documentation.....................27
                                    4.      Release of Liens.......................................27
                  C.       CLAIMS BAR DATES........................................................28
                                    1.      Bar Dates for Administrative Claims....................28
                                            a.       General Bar Date Provisions...................28
                                            b.       Bar Dates for Certain Administrative
                                                     Claims........................................29
                                                     i.       Professional Compensation............29
                                                     ii.      Ordinary Course Liabilities..........29
                                                     iii.     Priority Tax Claims..................30
                                    2.      Bar Date for Rejection Damages Claims and
                                            Related Procedures.....................................30
                  D.       MATTERS RELATING TO IMPLEMENTATION OF THE
                           PLAN....................................................................31
                                    1.      Restructuring Transactions.............................31
                                    2.      Directors and Officers; Employment-Related
                                            Agreements and Compensation Programs...................36
                                            a.       Directors and Officers of Reorganized
                                                     Debtors.......................................36
                                            b.       Approval of New Employment,
                                                     Retirement, Indemnification, and Other
                                                     Related Agreements and Incentive
                                                     Compensation Programs.........................36
                                    3.      Approval of Agreements Related to the New
                                            Common Stock...........................................37
                                    4.      Approval of Exit Financing.............................37
                                    5.      Approval of New Loan Documents.........................38
                                    6.      Approval of Executory Contract and Unexpired
                                            Lease Provisions and Related Procedures................40
                                    7.      Distribution Record Date...............................45
                  E.       SUBSTANTIVE CONSOLIDATION OF THE HOLDINGS
                           DEBTORS AND SERVICES DEBTORS............................................46
                  F.       ACTIONS IN FURTHERANCE OF THE PLAN......................................47
                  G.       RELEASES AND INDEMNIFICATION............................................50
                  H.       DISCHARGE, TERMINATION, INJUNCTION AND
                           SUBORDINATION RIGHTS....................................................50
                                    1.      Discharge of Claims and Satisfaction and
                                            Termination of Interests...............................50
                                    2.      Injunctions............................................51
                                    3.      Releases and Satisfaction of Subordination
                                            Rights.................................................53
                                    4.      Exculpation............................................54
                  I.       RESOLUTION OF OTHER OBJECTIONS OR DISPUTES..............................55
                  J.       PAYMENT OF STATUTORY FEES...............................................57
                  K.       SUBSTANTIAL CONSUMMATION................................................58
                  L.       RETENTION OF JURISDICTION...............................................58
                  M.       NOTICE OF ENTRY OF CONFIRMATION ORDER...................................58
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                             TABLE OF EXHIBITS


Exhibit                    Exhibit Name
-------                    ------------
A                          Plan
B                          Modification
C                          Rejection Bar Date Notice
D                          Cure Amount Notice
E                          Confirmation Notice
F                          Initial Board of Directors of Reorganized ICG




                                INTRODUCTION
                                ------------

                  The above-captioned debtors and debtors in possession (collectively, the"Debtors") having proposed the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, dated April 3, 2002 (the "Original Plan"); the Bankruptcy Court having entered its Order (I) Approving Procedures and Materials Employed to Provide Notice of the Disclosure Statement Hearing,
(II) Approving Disclosure Statement, (III) Determining Treatment of Certain Claims for Notice and Voting Purposes, (IV) Scheduling Hearing on Confirmation of the Plan, (V) Establishing Record Date and Procedures for Filing Objections to the Plan and Temporary Allowance of Claims and (VI) Approving Solicitation Procedures for Confirmation, dated April 3, 2002 (the "Original Solicitation Order") [Docket No. 1349]; a hearing pursuant to section 1129 of the Bankruptcy Code to consider confirmation of the Original Plan having been held on May 20, 2002 (the "First Confirmation Hearing"); the Bankruptcy Court having entered its Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, dated May 21, 2002 (the "Original Confirmation Order") [Docket No. __]; the substantial consummation of the Original Plan, within the meaning of section 1127 of the Bankruptcy Code having not occurred; the Debtors having proposed the Modification to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. et al., dated July __, 2002 (the "Modification" and the Original Plan as modified by the Modification, the "Modified Plan")1 [Docket No. __]; the Bankruptcy Court


--------
1 Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Modified Plan. The rules of interpretation set forth in Section I.C of the Modified Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Second Confirmation Order"). In addition, in accordance with Section I.A of the Modified Plan, any term used in the Modified Plan or this Second Confirmation Order that is not defined in the Modified Plan or this Second Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. In accordance with Section III.A of this Second Confirmation Order, if there is any direct conflict between the terms of the Modified Plan, the terms of the Original Confirmation Order and the terms of this Second Confirmation Order the terms of this Second Confirmation Order shall control. A copy of the Original Plan (without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference. A copy of the Modification (without the exhibits thereto) is attached hereto as Exhibit B and incorporated herein by reference.

having entered the Order (I) Approving Supplemental Disclosure With Respect to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc., et al., as Modified and (II) Approving Solicitation Procedures for Confirmation with Respect to the Plan as Modified, dated August __, 2002 (the "Supplemental Solicitation Order") [Docket No. __]; the Debtors having filed the Declaration of Logan & Company, Inc. Certifying the Voting On and Tabulation of Ballots Accepting and Rejecting the Debtors' Second Amended Joint Plan of Reorganization, as Modified (the "Voting Declaration") [Docket No. ___] on September __, 2002; the Bankruptcy Court having established, in the Supplemental Solicitation Order, September __, 2002 at _:00 p.m. as the date and time of the hearing pursuant to section 1129 of the Bankruptcy Code to consider Confirmation of the Modified Plan (the "Second Confirmation Hearing"); declarations of service having been executed by Kathleen M. Logan and Filed with the Bankruptcy Court (the "Declarations of Service") [Docket Nos. _______], with respect to the mailing of a notice of the Second Confirmation Hearing and the other solicitation materials in respect of the Modified Plan in accordance with the Supplemental Solicitation Order; declarations of publication having been Filed with the Bankruptcy Court (collectively, the "Declarations of Publication") [Docket Nos. ___] with respect to the publication of the notice of the Second Confirmation Hearing in the national editions of The Wall Street Journal, and the daily edition of the Denver Post in accordance with the Supplemental Solicitation Order; objections to Confirmation of the Modified Plan (collectively, the "Objections") having been Filed by (i) [ ]; the Debtors having filed a Memorandum of Law in Support of Confirmation of the Second Amended Joint Plan of Reorganization of ICG Communications, Inc., as Modified (the "Second Memorandum of Law") on September __, 2002 [Docket No. __]; the Debtors having filed the Declaration of Randall E. Curran in Support of Second Amended Joint Plan of Reorganization of ICG Communications, Inc., as Modified (the "Curran Declaration"), the Declaration of Steven G. Panagos in Support of Second Amended Joint Plan of Reorganization of ICG Communications, Inc., as Modified (the "Panagos Declaration") and the Declaration of Kenneth E. Buckfire in Support of Second Amended Plan of Reorganization of ICG Communications, Inc., as Modified (the "Buckfire Declaration") (the Curran Declaration together with the Panagos Declaration and the Buckfire Declaration, the "Supporting Declarations") on September __, 2002 as exhibits to the Second Memorandum of Law; the Bankruptcy Court having reviewed the Plan, the Modification, the Disclosure Statement, the Supplement, the Disclosure Statement Order, the Supplemental Solicitation Order, the Voting Declaration, the Declarations of Service, the Declarations of Publication, the Objections, the Second Memorandum of Law, the Supporting Declarations and the other papers before the Bankruptcy Court in connection with the Confirmation of the Modified Plan; the Bankruptcy Court having heard the statements of counsel in support of Confirmation at the Second Confirmation Hearing, as reflected in the record at the Second Confirmation Hearing; the Bankruptcy Court having considered all testimony presented and evidence admitted at the Second Confirmation Hearing; the Bankruptcy Court having taken judicial notice of the papers and pleadings on file in these chapter 11 cases; and the Bankruptcy Court finding that (i) notice of the Second Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were adequate and appropriate, in accordance with Bankruptcy Rule 2002(b) and the Supplemental Solicitation Order, as to all parties to be affected by the Modified Plan and the transactions contemplated thereby and (ii) the legal and factual bases set forth at the Second Confirmation Hearing and as set forth in this Second Confirmation Order establish just cause for the relief granted herein; the Bankruptcy Court hereby makes the following Findings of Fact, Conclusions of Law and Order.2

--------
2 This Second Confirmation Order constitutes the Bankruptcy Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.


 I. FINDINGS OF FACT.

         A.       JURISDICTION AND VENUE.

                  On November 14, 2000, the Debtors commenced their respective Reorganization Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109(a) of the Bankruptcy Code. ICG Communications, Inc., the direct or indirect parent of each of the Affiliate Debtors, is domiciled in Delaware. Accordingly, pursuant to 28 U.S.C.ss.1408, venue in the United States Bankruptcy Court for the District of Delaware for these chapter 11 cases was proper as of the Petition Date and continues to be proper.

         B.       COMPLIANCE WITH THE REQUIREMENTS OF SECTION
                  1129 OF THE BANKRUPTCY CODE.

                  1. Section 1129(a)(1) -- Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

                  The Modified Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

                           a.       Sections 1122 and 1123(a)(1)-(4) --
                                    Classification and Treatment of
                                    Claims and Interests.

                  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article II of the Modified Plan designates Classes of Claims and Interests, other than Administrative Claims and Priority Tax Claims.3 As required by section 1122(a), each Class of Claims and Interests

--------
3 Pursuant to section 1123(a)(1) of the Bankruptcy Code, classes of Administrative Claims and Priority Tax Claims are not required to be classified.

contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Modified Plan designates eleven Classes of Claims and Interests, designated as Classes H-1 through H-5 and S-1 through S-6. Such classification is proper under section 1122(a) of the Bankruptcy Code because such Claims and Interests have differing rights among each other and against the Debtors' assets or differing interests in the Debtors or their reorganization. Additionally, in accordance with section 1122(b) of the Bankruptcy Code, the Modified Plan provides for two Classes of Unsecured Claims of $5,000 or less, one each against the Holdings Debtors and the Services Debtors. This classification is reasonable and necessary for administrative convenience. Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code,
Article II of the Modified Plan specifies all Classes of Claims and Interests that are not impaired under the Modified Plan. Article III specifies the treatment of all Classes of Claims and Interests that are impaired under the Modified Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, the Modified Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest.

                           b. Section 1123(a)(5) -- Adequate Means for Implementation of the Modified Plan.

                  Article V and various other provisions of the Modified Plan provide adequate means for the Modified Plan's implementation. Those provisions relate to, among other things: (a) the continued corporate existence of the Debtors (subject to the Restructuring Transactions) and the vesting of the Debtors' assets in the Reorganized Debtors; (b) the cancellation of Old Securities and Agreements; (c) the corporate constituent documents that will govern the Reorganized Debtors; (d) the selection of the initial directors and officers for the Reorganized Debtors; (e) all appropriate and necessary documentation governing entry into the New Senior Subordinated Term Loan, the New Nominal Warrants, the Fee Warrants and effectuation of the Escrow Agreement; (f) the preservation of Litigation Claims by the Debtors and the Reorganized Debtors; (g) the entry into the Registration Rights Agreement; (h) the settlement with Lucent Technologies, Inc. ("Lucent"), and the settlement with Cisco Systems, Inc. and Cisco Capital ("Cisco"); (i) the continuation of certain employee, retiree and workers' compensation benefits and the implementation of the Management Option Plan; (j) the release of liens; (k) the distribution of cash pursuant to the Modified Plan; (l) the execution, delivery and implementation of all documents, and the granting of security interests in and liens upon substantially all of the assets of the Reorganized Debtors, as are necessary and appropriate in connection with the consummation of the credit facility by and among the Reorganized Debtors and the holders of the New Secured Notes (the "New Credit Facility"), including without limitation (i) a credit agreement with the holders of the Secured Lender Claims (the "New Credit Agreement"), (ii) a security agreement with the collateral agent for the holders of the Secured Lender Claims (the "New Security Agreement"), (iii) UCC financing statements, (iv) the guarantees executed by those Subsidiaries as required by Section [5.01(j)] of the New Credit Agreement (the "New Guarantees"),
(v) a subordination agreement with the agent for the holders of the Secured Lender Claims, Cerberus Capital Management, L.P. ("CCM") and any other financial institutions that are parties to the New Senior Subordinated Term Loan (the "Subordination Agreement") and (vi) such other documents as are necessary and appropriate in connection with the New Credit Facility (collectively, including the New Credit Agreement, the New Security Agreement, such UCC financing statements, the New Guarantees and the Subordination Agreement, the "New Loan Documents"); (m) the issuance and distribution of the New Common Shares, New Secured Notes, New Nominal Warrants, Fee Warrants and New Holdings Creditor Warrants; and (n) the adoption, execution, delivery and implementation of all contracts, instruments, releases and other agreements or documents related to the foregoing. Moreover, as evidenced by the New Projections, the Debtors will have sufficient cash to make all payments required to be made on the Effective Date pursuant to the terms of the Modified Plan.

                           c. Section 1123(a)(6) -- Prohibition Against the Issuance of Nonvoting Equity Securities and Adequate Provisions for Voting Power of Classes of Securities.

                  Section 5.3 of the Modified Plan provides that the certificates of incorporation and the by-laws or similar constituent documents of Reorganized ICG and each of the other Reorganized Debtors, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. Such prohibitory provisions have been incorporated into Exhibit A-1 to the Modified Plan. In light of the foregoing, the Modified Plan satisfies the requirement of section 1123(a)(6) of the Bankruptcy Code that a plan of reorganization provide for an appropriate distribution of voting power among the classes of securities possessing voting power.

                           d. Section 1123(a)(7) - Selection of Directors and Officers in a Manner Consistent with the Interests of Creditors and Equity Security Holders and Public Policy.

                  The Modified Plan complies with section 1123(a)(7) by properly and adequately disclosing or otherwise identifying the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers and directors of Reorganized ICG. Moreover, the Modified Plan ensures that the selection of the proposed compensation and indemnification arrangements for such persons are consistent with the interests of creditors and public policy.

                  The existing senior officers of ICG will serve initially in their same capacities after the Effective Date for Reorganized ICG. The initial board of directors of Reorganized ICG will consist of five (5) directors. The Chief Executive Officer shall be a director. CCM and W.R. Huff Asset Management Co., L.L.C. ("Huff"), respectively, have designated the persons set forth on Exhibit F hereto as members of the initial board of directors.

                  In light of the foregoing, the manner of selection of the initial directors and officers of the Reorganized Debtors and the manner of selection of successor directors and officers of the Reorganized Debtors, as set forth in the certificates of incorporation and by-laws or similar constituent documents of the applicable Reorganized Debtor and applicable state law, are consistent with the interests of the holders of Claims and Interests and public policy.

                           e. Section 1123(b)(1)-(2) -- Impairment of Claims and Interests and Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases.

                  In accordance with section 1123(b)(1) of the Bankruptcy Code, Article II of the Modified Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article VII of the Modified Plan provides that each of the Debtors will be deemed to have assumed every executory contract and unexpired lease to which it is a party, including those listed on Schedule 7.1 of the Modified Plan, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is listed on Schedule 7.3 of the Modified Plan.

                           f.       Section 1123(b)(3) -- Retention,
                                    Enforcement and Settlement of Claims
                                    Held by the Debtors.

                  Section 5.10 of the Modified Plan provides that, except as provided in the Modified Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Modified Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims, that the Debtors or the Estates may hold against any Person or entity. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action.

                           g. Section 1123(b)(5)-- Modification of the Rights of Holders of Claims.

                  Article III of the Modified Plan modifies, or leaves unaffected, as the case may be, the rights of holders of each Class of Claims.

                           h. Section 1123(b)(6) -- Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code.

                  The Modified Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including: (i) the provisions of Article VIII of the Modified Plan governing distributions on account of Allowed Claims; (ii) the provisions of Article IX of the Modified Plan establishing procedures for resolving Disputed Claims and making distributions on account of such Disputed Claims once resolved; (iii) the provisions of Article VI of the Modified Plan providing for the substantive consolidation of the Estates that comprise the Holdings Debtors, and the Estates that comprise the Services Debtors, respectively for the purpose of implementing the Modified Plan; (iv) the provisions of Section 12.9 of the Modified Plan regarding the discharge of Claims and termination of Interests; (v) the provisions of
Article XI of the Modified Plan regarding retention of jurisdiction by the Court over certain matters after the Effective Date; and (vi) the provisions of Article V regarding the means for implementation of the Modified Plan.

                           i.       Section 1123(d)-- Cure of Defaults.

                  Section 7.2 of the Modified Plan provides for Cure with respect to each Executory Contract and Unexpired Lease to be assumed pursuant to Section 7.1 of the Modified Plan in accordance with section 365(b)(1) of the Bankruptcy Code.

                  2. Section 1129(a)(2) -- Compliance with Applicable Provisions of the Bankruptcy Code.

                  The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement, the Supplement and the procedures by which the Ballots for acceptance or rejection of the Modified Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Supplemental Solicitation Order. Consistent with Section
12.11 of the Modified Plan, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Claims Resolution Committee, the Indenture Trustees, the Prepetition Secured Lenders and CCM and their respective directors, officers, employees, agents, members and professionals, as applicable, have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.

                  3. Section 1129(a)(3) -- Proposal of the Modified Plan in Good Faith.

                  The Debtors proposed the Modified Plan in good faith and not by any means forbidden by law. In determining that the Modified Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the formulation of the Modified Plan. Based on the uncontroverted evidence presented at the Second Confirmation Hearing, the Bankruptcy Court finds and concludes that the Modified Plan has been proposed with the legitimate and honest purpose of reorganizing the business affairs of each of the Debtors and maximizing the returns available to creditors of the Debtors. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Modified Plan is designed to allow the Debtors to reorganize by providing them with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources and to fund necessary capital expenditures and otherwise conduct their businesses. Moreover, the Modified Plan itself and the arms' length negotiations among the Debtors, the Creditors' Committee, the Holdings SubCommittee, the Prepetition Secured Lenders, CCM and the Debtors' other constituencies leading to the Modified Plan's formulation, as well as the overwhelming support of creditors for the Modified Plan, provide independent evidence of the Debtors' good faith in proposing the Modified Plan.

                  4. Section 1129(a)(4) -- Bankruptcy Court Approval of Certain Payments as Reasonable.

                  Section 12.1 of the Modified Plan makes all payments on account of Professionals' Fee Claims for services rendered prior to the Effective Date subject specifically to the requirements of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code, as applicable, by requiring Professionals to file final fee applications with the Court. The Bankruptcy Court will review the reasonableness of such applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law.
Article XI of the Modified Plan provides that the Bankruptcy Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Modified Plan. All fees and expenses of Professionals authorized to be paid periodically pursuant to the prior orders of the Bankruptcy Court shall remain subject to final review for reasonableness by the Bankruptcy Court.

                  5. Section 1129(a)(5) -- Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

                  Section 5.7 of the Modified Plan provides for the manner of selection of the initial board of directors and officers of Reorganized ICG, as well as the manner for selecting the boards of directors for the other Reorganized Debtors (which are subsidiaries of Reorganized ICG). Because initial board of directors will be comprised primarily of directors selected by CCM and Huff, the appointment or continuance of the proposed directors and officers is consistent with the interests of holders of Claims and Interests and public policy.

                  6.       Section 1129(a)(6)-- Approval of Rate Changes.

                  The Debtors' current businesses do not involve the establishment of rates over which any regulatory commission has jurisdiction or will have jurisdiction after Confirmation.

                  7. Section 1129(a)(7) -- Best Interests of Holders of Claims and Interests.

                  With respect to each impaired Class of Claims or Interests for each Debtor, each holder of a Claim or Interest in such impaired Class has accepted the Modified Plan or, as demonstrated by the liquidation analysis included as Appendix C to the Disclosure Statement and the Panagos Declaration and the Buckfire Declaration, will receive or retain under the Modified Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

                  8. Section 1129(a)(8) -- Acceptance of the Modified Plan by Each Impaired Class.

                  Pursuant to sections 1124 and 1126 of the Bankruptcy
Code: (a) as indicated in Article II of the Modified Plan, Classes H-1, H-2, S-1 and S-2 are Classes of unimpaired Claims or Interests and (b) as indicated in the Voting Declaration, all impaired Classes of Claims (Classes H-3, H-4, S-3, S-4 and S-5) have accepted the Modified Plan. Because the holders of Interests in Classes H-5 and S-6 will not receive or retain any property on account of such Interests, Classes H-5 and S-6 are deemed not to have accepted the Modified Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance with section 1129(a)(8) of the Bankruptcy Code with respect to Classes H-5 and S-6, the Modified Plan is confirmable because, as described in Section I.B.14 below, the Modified Plan satisfies the "cramdown" requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.

                  9. Section 1129(a)(9) -- Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

                  The Modified Plan provides for treatment of Allowed Administrative Claims, Priority Tax Claims and Priority Claims in the manner required by section 1129(a)(9) of the Bankruptcy Code.

                  10. Section 1129(a)(10) -- Acceptance By at Least One Impaired Class.

                  As indicated in the Voting Declaration and as reflected in the record of the Confirmation Hearing, at least one Class of Claims or Interests that is impaired under the Modified Plan has accepted the Modified Plan, determined without including any acceptance of the Modified Plan by any insider (i.e., each of Classes H- 3, H-4, S-3, S-4 and S-5).

                  11.      Section 1129(a)(11)-- Feasibility of the
                           Modified Plan.

                  Although the Debtors' anticipated cash balances on the Effective Date, as set forth in the New Projections, have decreased, and although it is impossible to predict with certainty the precise future profitability of the Debtors' businesses or the industries and markets in which the Debtors operate, Confirmation is not likely to be followed by the liquidation of, or the need for further financial reorganization of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Modified Plan, as demonstrated by the Panagos Declaration and the description of the Debtors' financial projections contained in the Supplement. As set forth in the Curran Declaration and the Panagos Declaration, upon the Effective Date, the Reorganized Debtors will have sufficient cash flow and capital resources to pay their liabilities as they become due and to satisfy their capital needs for the conduct of their businesses, and their assets will exceed their liabilities.

                  12.      Section 1129(a)(12)-- Payment of Bankruptcy Fees.

                  Section 12.3 of the Modified Plan provides that, on or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C.ss.1930 will be paid in cash. After the Effective date, the Reorganized Debtors shall pay all required fees pursuant to 28 U.S.C.ss.1930 or any other statutory requirement and comply with all statutory reporting requirements.

                  13.      Section 1129(a)(13)-- Retiree Benefits.

                  Section 5.6(a) of the Modified Plan provides that all employee compensation and benefit plans of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated are deemed to be, and will be treated as though they are, executory contracts that are assumed under Section 7.1 of the Modified Plan.

                  14. Section 1129(b) -- Confirmation of the Modified Plan Over the Nonacceptance of Impaired Classes.

                  Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Modified Plan may be confirmed notwithstanding that Interests in Classes H-5 and S-6 are impaired and are deemed not to have accepted the Modified Plan pursuant to section 1126(g) of the Bankruptcy Code. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code that Classes H-5 and S-6 accept the Modified Plan, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Modified Plan does not discriminate unfairly and is fair and equitable with respect to Classes H-5 and S-6. No holders of Interests junior to the Interests in Classes H-5 and S-6 will receive or retain any property under the Modified Plan and, as evidenced by the valuations and estimates contained in the Disclosure Statement and in the Buckfire Declaration, no Class of Claims or Interests senior to Classes H-5 and S-6 is receiving more than full payment on account of the Claims and Interests in such Classes.

                  15.      Bankruptcy Rule 3016(a).

                  The Modified Plan is dated and identifies the entities submitting the Modified Plan.

                  16.      Section 1129(d)-- Purpose of Modified Plan.

                  The primary purpose of the Modified Plan is not avoidance of taxes or avoidance of the requirements of Section 5 of the Securities Act, and there has been no objection Filed by any governmental unit asserting such avoidance.

         C.       SETTLEMENTS AND RELEASES

                  1. Settlement of Intercompany Claims Between the Holdings Debtors and the Services Debtors.

                  As demonstrated by the Curran Declaration, the allocation of recoveries to holders of General Unsecured Claims against the Holdings Debtors and the Services Debtors, respectively, in settlement and compromise of potential disputes with respect to intercompany claims issues among the Holdings Debtors and Services Debtors is fair, reasonable and appropriate in light of the underlying facts and circumstances. The substantial analysis and good faith negotiations of interested parties, including the Debtors, Creditors' Committee and the Holdings' SubCommittee, as well as the overwhelming support for the Modified Plan by holders of Claims in Classes H-4 and S-4, supports this conclusion.

                  2.       Settlements with Cisco and Lucent.

                  As demonstrated by the Curran Declaration, the benefits to be received by the Debtors, the Reorganized Debtors and their respective creditors as a result of (i) the settlement with Cisco contained in Section
5.14 and Schedule 5.14 to the Modified Plan and (ii) the settlement with Lucent contained in Section 5.13 and Schedule 5.13 and other related documents are fair, reasonable and appropriate in light of the relevant facts and circumstances underlying each such settlement.

                  3.       Fairness of Releases.

                  The releases set forth in Section 5.12 of the Modified Plan are appropriate. The Debtors are releasing certain parties from claims owned by the Debtors. No creditor or other third party is being deemed to release any non- derivative claim it may have against a third party, unless it affirmatively and voluntarily chose to do so by making an election on its ballot to vote on the Modified Plan. Parties not voting on the Modified Plan or that did not affirmatively elect to grant releases on their Modified Plan ballots are not deemed to have granted any releases of individual claims they may possess against non-Debtors (if any).

         D.       SATISFACTION OF CONDITIONS TO CONFIRMATION.

                  Each of the conditions precedent to the entry of this Second Confirmation Order, as set forth in Section 10.1 of the Modified Plan, has been satisfied.

         E.       SUBSTANTIVE CONSOLIDATION

                  The substantive consolidation of the Estates that comprise the Holdings Debtors and the Estates that comprise the Services Debtors, respectively, for the purpose of implementing the Modified Plan, as described in Article VI of the Modified Plan, will promote a more equitable distribution of the Debtors' assets and is appropriate under section 105 of the Bankruptcy Code. Among the factors supporting the substantive consolidation of the Debtors' Estates, as demonstrated by the Curran Declaration and the Panagos Declaration, are the following: (1) accurately segregating the assets and liabilities of each respective Debtor, if possible, would be immensely difficult and costly (2) the Debtors individual entity books and records were kept based upon accounting principles that do not reflect, in material ways, fair market value of assets or liabilities; (3) there are thousands of individual transfers or transactions within the Holdings Debtors and within the Services Debtors that would have to be separately analyzed to properly view each separate entities' assets and liabilities on a fair market basis; (4) there is no evidence that any creditors will be prejudiced by the aggregation of the assets and liabilities of the Estates that comprise the Holdings Debtors and the Services Debtors, respectively, and (5) no creditor or other party has objected to this limited substantive consolidation, after ample notice and opportunity to do so.

II.      CONCLUSIONS OF LAW.

         A.       JURISDICTION AND VENUE.

                  The Bankruptcy Court has jurisdiction over this matter pursuant to 28 U.S.C. ss.ss. 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue of the Reorganization Cases in the United States Bankruptcy Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. ss. 1408, and continues to be proper.

         B.       EXEMPTIONS FROM SECURITIES LAWS.

                  Pursuant to section 1125(d) of the Bankruptcy Code, the Debtors' transmittal of Modified Plan solicitation packages, their solicitation of acceptances of the Modified Plan and their issuance and distribution of the New Common Stock, the New Holdings Creditor Warrants, the New Secured Notes and the Management Options are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtors, the Reorganized Debtors and their respective directors, officers, employees, agents and professionals (acting in such capacity) are entitled to the protection of section 1125(e) of the Bankruptcy Code.

                  Pursuant to section 1145(a)(1) of the Bankruptcy Code, the offering, issuance and distribution of the New Common Stock, the New Holdings Creditor Warrants and the Management Options and any other securities issuable pursuant to the Modified Plan (except as otherwise set forth in the Disclosure Statement) shall be exempt from section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

                  Pursuant to and to the fullest extent permitted by
section 1145 of the Bankruptcy Code, the resale of any New Common Stock, New Holdings Creditor Warrants, Management Options and any other securities issuable pursuant to the Modified Plan (except as otherwise described in the Disclosure Statement) shall be exempt from section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

                  The New Secured Notes are issued under the New Credit Agreement and thus are not securities for the purposes of Bankruptcy Code section 1145. Notwithstanding the foregoing, to the extent the New Secured Notes are deemed to be securities, the offering, issuance and distribution of the New Secured Notes, and the resale thereof, shall be exempt from section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

         C.       EXEMPTIONS FROM TAXATION.

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.

         D.       COMPLIANCE WITH SECTION 1129 OF THE
                  BANKRUPTCY CODE.

                  As set forth in Section I above, the Modified Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

         E.       APPROVAL OF THE SETTLEMENTS AND RELEASES
                  PROVIDED  UNDER THE MODIFIED PLAN AND CERTAIN
                  OTHER MATTERS.

                  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, waivers, discharges and injunctions set forth in the Modified Plan, the settlement of intercompany claims among the Holdings Debtors and the Services Debtors, the settlement with Cisco, the settlement with Lucent and the settlement with CCM are approved as integral parts of the Modified Plan and are fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their respective Estates and the holders of Claims and Interests.

                  In approving the settlements, compromises, releases, waivers, discharges and injunctions of and from such potential claims, as described above, the Bankruptcy Court has considered: (a) the balance of the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (b) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (c) the lack of objections by any creditor or party in interest to the settlements, compromises, releases, waivers, discharges and injunctions and the acceptance of the Modified Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Declaration; and (d) that the Modified Plan, which gives effect to the settlements, compromises, releases, waivers, discharges and injunctions, is the product of extensive arms' length negotiations among the Debtors, the Creditors' Committee, the Holdings SubCommittee, the Prepetition Secured Lenders and other parties in interest.

                  All settlements, compromises, releases, waivers, discharges and injunctions of claims and causes of action set forth in the Modified Plan, which are approved herein as an integral part of the Modified Plan and as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their respective Estates and the holders of Claims and Interests, are effective and binding in accordance with their terms.

         F.       AGREEMENTS AND OTHER DOCUMENTS.

                  The Debtors have disclosed all material facts regarding:
(1) the Restructuring Transactions authorized by Section 5.4 of the Modified Plan; (2) the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; (3) the initial selection of directors and officers of the Reorganized Debtors; (4) the Escrow Agreement and the New Senior Subordinated Term Loan; (5) the distribution of cash pursuant to the Modified Plan; (6) the issuance and distribution of the New Common Stock, the New Holdings Creditor Warrants, the Management Options, the New Nominal Warrants, the Fee Warrants and the New Secured Notes pursuant to the Modified Plan; (7) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, including the Management Option Plan, the Registration Rights Agreement, the settlement with Cisco and the settlement with Lucent; (8) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Management Option Plan; and (9) the other matters provided for under the Modified Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.

         G.       ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND
                  REJECTIONS OF EXECUTORY CONTRACTS AND
                  UNEXPIRED LEASES.

                  Each pre- or post-Confirmation assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease pursuant to Sections 7.1 and 7.3 of the Modified Plan, including any pre- or post-Confirmation assumption, assumption and assignment or rejection effectuated as a result of any amendment to Schedule 7.3 to the Modified Plan, as contemplated by Section 7.3 of the Modified Plan, shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all nondebtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Bankruptcy Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

         H.       SUBSTANTIVE CONSOLIDATION

                  In light of the factors identified in Section I.E above, the substantive consolidation of the Estates that comprise the Holdings Debtors and the Estates that comprise the Services Debtors, respectively, is in the bests interests of the Debtors' creditors and is appropriate under section 105 of the Bankruptcy Code.

III.     ORDER
                  ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

         A.       CONFIRMATION OF THE MODIFIED PLAN.

                  The Modified Plan and each of its provisions are confirmed pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Modified Plan and the terms of this Second Confirmation Order, the terms of this Second Confirmation Order shall control. All of the Objections and other responses to, and statements and comments regarding, the Modified Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Second Confirmation Hearing are overruled.

         B.       EFFECTS OF CONFIRMATION.

                  1.       Immediate Effectiveness; Successors and Assigns.

                  The stay contemplated by Bankruptcy Rule 3020(e) shall not apply to this Second Confirmation Order. Subject to the provisions of
Section 12.6 of the Modified Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Second Confirmation Order, the terms of the Modified Plan and this Second Confirmation Order are deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Modified Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Modified Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in Section I.C above and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing. The Effective Date shall be deemed to have occurred immediately upon the distribution of funds in the Escrow Agreement.

                  2.       Continued Corporate Existence; Vesting of Assets.

                  Except as otherwise provided in the Modified Plan (and subject to the provisions regarding Restructuring Transactions in Section
5.4 of the Modified Plan), each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation (or such other corporate form) under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in the Modified Plan, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Modified Plan, shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor is authorized to
(a) operate its businesses; (b) use, acquire and dispose of property; and
(c) compromise or settle any Claims or Interests, in each case without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Modified Plan or this Second Confirmation Order. Without limiting the foregoing, each Reorganized Debtor is authorized to pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

                  3. Cancellation and Surrender of Instruments, Securities and Other Documentation.

                   Except as provided in any contract, instrument or other agreement or document created, entered into or delivered in connection with the Modified Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Modified Plan, the Old Securities are canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Modified Plan; provided, however, that no distribution under the Modified Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Indenture Trustee pursuant to, and to the extent required by, Section 8.8 of the Modified Plan.

                  4.       Release of Liens.

                  Except as otherwise provided in the Modified Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Modified Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to
Article III of the Modified Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

         C.       CLAIMS BAR DATES.

                  1.       Bar Dates for Administrative Claims.

                           a.       General Bar Date Provisions.

                  Except as otherwise provided in Sections 3.1 and 12.1 of the Modified Plan and herein, unless previously filed, all requests for payment of Administrative Claims must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Creditors' Committee, pursuant to the procedures specified in the Confirmation Notice (as such term is defined below), no later than 45 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve a request by the applicable bar date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. The Debtors have forty-five
(45) business days after receipt to object to the amount requested. The Bankruptcy Court shall retain jurisdiction to determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                           b.       Bar Dates for Certain Administrative Claims.

                                    i.      Professional Compensation.

                  All final requests for compensation or reimbursement of Professional Fee Claims for services rendered to the Debtors or any creditors' committee prior to the Effective Date and Substantial Contribution Claims must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 30 days after the date on which the applicable application was served. To the extent necessary, entry of this Second Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Professional Fee Claims.

                                    ii.     Ordinary Course Liabilities.

                  Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims and Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section 3.1 of the Modified Plan.

                                    iii.    Priority Tax Claims

                  Each of the Debtors shall have the right to file an objection to any Priority Tax Claim and other claims asserted by taxing authorities and the Debtors' rights to object to and settle or otherwise compromise Priority Tax Claims are preserved, provided that any such objection must be filed no later than 90 days following the Effective Date, unless such time period is extended by the Court. Following resolution of any objections, Priority Tax Claims and other claims asserted by taxing authorities shall be treated as provided under the Modified Plan and, with respect to objections and other matters addressed herein, the provisions of this Second Confirmation Order.

                  2.       Bar Date for Rejection Damages Claims and Related
                           Procedures.

                  The Debtors or the Reorganized Debtors shall provide written notice to each nondebtor party to an Executory Contract or Unexpired Lease being rejected pursuant to the Modified Plan of (i) the applicable Executory Contract or Unexpired Lease being rejected, (ii) the bar date set forth in this Section III.C and (iii) the procedures for such party to File and serve a proof of Claim for any Claims that may arise from such rejection (the "Rejection Bar Date Notice"). The Rejection Bar Date Notice shall be in substantially the form attached hereto as Exhibit C and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease within 30 days after the Effective Date.

                  Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section 7.3 of the Modified Plan gives rise to a Claim by the other party or parties to the Executory Contract or Unexpired Lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in this Second Confirmation Order and the Rejection Bar Date Notice, no later than 30 days after the date of service of the applicable Rejection Bar Date Notice.

         D.       MATTERS RELATING TO IMPLEMENTATION OF THE
                  MODIFIED PLAN.

                  1.       Restructuring Transactions.

                  On or after the Confirmation Date, pursuant to appropriate provisions of applicable state business corporation laws and sections 1123(a) and 1142(b) of the Bankruptcy Code, the Debtors and the Reorganized Debtors are authorized to enter into such Restructuring Transactions and take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors and make all filings and recordings in connection therewith, all as contemplated by, among others, Section 5.4 of the Modified Plan, and in accordance with applicable terms of the Modified Plan, the Exhibits thereto and this Second Confirmation Order. Such restructuring may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Modified Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree;
(ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Modified Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and
(iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

                  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation shall perform the obligations of the applicable Reorganized Debtor pursuant to the Modified Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

                  Each of the following shall occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or the Effective Date, if no such other date is specified in such other documents, and are authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or board of directors of any of the Debtors: the Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; effectuation of the Escrow Agreement and the release of the proceeds of the New Senior Subordinated Term Loan; the distribution of cash pursuant to the Modified Plan; the issuance and distribution of the New Common Stock, the New Holdings Creditor Warrants, the Management Options, the New Nominal Warrants, the Fee Warrants and the New Secured Notes pursuant to the Modified Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, including the Registration Rights Agreement and the Management Option Plan the Escrow Agreement and the New Senior Subordinated Term Loan; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Management Option Plan; and the other matters provided for under the Modified Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.

                  Pursuant to section 1142(b) of the Bankruptcy Code,
section 303 of the Delaware General Corporation Law and any comparable provision of the business corporation laws of any other state (collectively, the "Reorganization Effectuation Statutes"), without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Debtors or the Reorganized Debtors, the Debtors and the Reorganized Debtors are authorized to: (i) cause to be filed with the Secretary of State of the State of Delaware or other applicable state or local official (A) any and all certificates, agreements or plans of merger, consolidation, dissolution, liquidation or amendment necessary or appropriate to effectuate the provisions of the Modified Plan and (B) certificates of incorporation, by-laws or similar constituent documents or certificates or articles of amendment thereto, as applicable (collectively, the "Governance Documents"); and (ii) take or cause to be taken all such other actions, including the making of appropriate filings or recordings as may be required under appropriate provisions of applicable state business corporation laws or any other applicable law, or as any of the Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Treasurer, Chief Operating Officer, Senior Vice President, any Vice President or any Secretary (collectively, the "Responsible Officers") of the appropriate Debtor or Reorganized Debtor may determine are necessary or appropriate in connection with the provisions of the Modified Plan and the Governance Documents. Each federal, state and local governmental agency or department is authorized and directed to accept the filing of any Governance Document or other document related to the implementation of the Modified Plan. Without limiting the generality or effect of the foregoing, this Second Confirmation Order is declared and determined to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents. After the Effective Date or the effective time of any applicable Restructuring Transaction, each of the Reorganized Debtors is authorized to amend or restate its certificate of incorporation or by-laws or similar constituent documents as permitted by applicable state law, subject to the terms and conditions of such constituent documents.

                  The Responsible Officers of each Debtor or Reorganized Debtor are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents, including any Governance Documents or other documents related to the implementation of the Modified Plan, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Modified Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. The execution of any such document or the taking of any such action is deemed conclusive evidence of the authority of such person to so act.

                  2. Directors and Officers; Employment-Related Agreements and Compensation Programs.

                           a.       Directors and Officers of Reorganized
                                    Debtors.

                  The appointment of the initial directors and officers of each of the Reorganized Debtors, as set forth in Section I.B above, Exhibit F hereto and Section 5.7 of the Modified Plan (including the process for filling the vacant directorship), as of and immediately following the Effective Date is approved.

                  Each such director and officer shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until such director's or officer's earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and by-laws or similar constituent documents of the applicable Reorganized Debtor and applicable state law.

                           b. Approval of New Employment, Retirement, Indemnification, and Other Related Agreements and Incentive Compensation Programs.

                  Pursuant to section 1142(b) of the Bankruptcy Code and the Reorganization Effectuation Statutes, without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, and without limiting the power or authority of the Reorganized Debtors following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, the Reorganized Debtors are authorized, as of the Effective Date, to: (i) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (iii) make the initial grants under the Management Option Plan. Pursuant to the employment contract for Mr. Curran, which was approved by this Court on June 21, 2001, Mr. Curran shall be paid a Reorganization Bonus of $700,000 not later than ten (10) days after the Effective Date.

                  3.       Approval of Agreements Related to the New Common
                           Stock.

                  Pursuant to section 1142(b) of the Bankruptcy Code and the Reorganization Effectuation Statutes and without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, Reorganized ICG is authorized to execute and deliver the Registration Rights Agreement, which agreement shall be duly authorized, valid and binding and enforceable in accordance with their terms and the New Common Stock issued pursuant to such agreements, upon issuance, shall be duly authorized validly issued and fully paid and nonassessable.
                  4.       Approval of Exit Financing.

                  Pursuant to section 1142(b) of the Bankruptcy Code and the Reorganization Effectuation Statutes and without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, on the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Senior Subordinated Term Loan and to take all such other actions and execute, deliver, record and file all such other agreements, instruments, financing statements, releases, applications, registration statements, reports and other documents, and any changes, additions and modifications thereto, as any of their Responsible Officers may determine are necessary or appropriate in connection with the consummation of the transactions contemplated by the issuance of the New Senior Subordinated Term Loan, including such documents and actions required by CCM and any other financial institutions that are parties to the New Senior Subordinated Term Loan, and also including the making of such filings, or the recording of any security interests, as may be required by the New Senior Subordinated Term Loan. Any actions taken or authorized to be taken by the Debtors or taken by the lenders under the New Senior Subordinated Term Loan to file and/or record financing statements or security interests required by the New Senior Subordinated Term Loan prior to the Effective Date are hereby approved and such filings, financing statements or security interests shall become immediately effective on the Effective Date. All cash necessary for the Reorganized Debtors to make payments pursuant to the Modified Plan shall be obtained from the Reorganized Debtors' cash balances and operations or the New Senior Subordinated Term Loan. Cash payments to be made pursuant to the Modified Plan shall be made by Reorganized ICG; provided, however, that the Debtors and the Reorganized Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy its obligations under the Modified Plan. Any Intercompany Claims resulting from such transfers shall be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices.

                  5.       Approval of New Loan Documents.

                  Pursuant to section 1142(b) of the Bankruptcy Code and without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, on the Effective Date, the Reorganized Debtors are authorized and directed to execute and deliver those documents necessary or appropriate in connection with the issuance of the New Secured Notes, including without limitation, the New Credit Agreement, the New Security Agreement, UCC financing statements, the New Guarantees, the Subordination Agreement and such other of the New Loan Documents as are necessary and appropriate in connection with the consummation of the New Credit Facility. The Reorganized Debtors are further authorized and directed to grant security interests in and liens upon substantially all of their assets, in accordance with the terms of the New Security Agreement. Any actions taken or authorized to be taken by the Debtors or taken by the lenders under the New Credit Facility to file and/or record financing statements or security interests required by the New Credit Facility prior to the Effective Date are hereby approved and such filings, financing statements or security interests shall become immediately effective on the Effective Date. The New Loan Documents, and the Reorganized Debtors' obligations thereunder and in connection with the New Credit Facility are valid, legal and binding obligations of the Reorganized Debtors, enforceable in accordance with their terms.

                  The New Credit Facility, the terms thereof and the transactions contemplated thereby are the result of extensive arms' length, good faith negotiations among the parties thereto. The issuance of the New Secured Notes, the execution of each of the New Loan Documents, including without limitation, the New Guarantees, the granting of the security interests in and liens upon substantially all of the Reorganized Debtors' assets, the consummation of the transactions contemplated by the New Credit Facility in furtherance of the Modified Plan and the treatment of the Secured Lender Claims pursuant to the Modified Plan constitute a fair exchange of reasonable equivalent value, and none of the foregoing, individually or together, constitutes a fraudulent transfer or fraudulent conveyance under any applicable state or federal law.

                  Pursuant to section 1142(b) of the Bankruptcy Code and without further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, on the Effective Date and at such other times as invoices shall be rendered to the Reorganized Debtors, the Reorganized Debtors are authorized and directed to pay (i) all legal and other fees payable under the Pre- Petition Credit Agreement, (ii) all legal and other fees payable pursuant to the Final Order Granting Adequate Protection and Authorizing Use of Cash Collateral Pursuant to Bankruptcy Code Sections 361, 362(d) and 363, dated December 19, 2000, and
(iii) all fees payable in connection with the negotiation and preparation of the New Loan Documents and any related documentation, in each case including all legal and other fees of Shearman & Sterling, Young Conaway Stargatt & Taylor, LLP, Deloitte & Touche and Impala Partners, LLC, that are then accrued and unpaid.

                  6. Approval of Executory Contract and Unexpired Lease Provisions and Related Procedures.

                  Except as otherwise modified herein, the Executory Contract and Unexpired Lease provisions of Article VII of the Modified Plan are specifically approved. Except as otherwise provided in the Modified Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Modified Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall assume each executory contact and unexpired lease to which a Debtor is a party, including those listed on Schedule 7.1 of the Modified Plan, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is listed on Schedule 7.3 of the Modified Plan as being an executory contract or unexpired lease to be rejected. To the extent that an executory contract or unexpired lease is not listed on Schedule 7.3, such executory contract or unexpired lease is assumed. Each contract and lease shall be assumed or rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Schedule 7.3 to the Modified Plan shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

                  As of the effective time of the applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, shall be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

                  This Second Confirmation Order shall constitute an order approving the treatment of executory contracts and unexpired leases described in Article VII of the Modified Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors or the Reorganized Debtors shall provide notice to each party whose executory contract or unexpired lease is being assumed or assumed and assigned pursuant to the Modified Plan of (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the Cure, if any, that the applicable Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumption; and (iv) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure (the "Cure Amount Notice"). The Cure Amount Notice shall be in substantially the form attached hereto as Exhibit D and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease within 30 days after the Effective Date.

                  To the extent that such Claims constitute monetary defaults, the Cure associated with each executory contract and unexpired lease to be assumed or assumed and assigned pursuant to the Modified Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any by Cure. If there is a dispute regarding (i) the amount of any Cure, (ii) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or
(iii) any other matter pertaining to assumption of such contract or lease, such party must File and serve on the Debtors or the Reorganized Debtors, as applicable, a written objection setting forth the basis for such dispute no later than 20 days after the date of service of the Cure Amount Notice. The Cure shall be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure or any requirement for adequate assurance of future performance that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors or any requirement for adequate assurance of future performance that is not acceptable to the Debtors.

                  If the nondebtor party to an Executory Contract or Unexpired Lease does not timely and properly object to the proposed Cure Amount Claim identified in a Cure Amount Notice, the proposed amount shall become the final Allowed Cure Amount Claim without further action by the Bankruptcy Court, the Debtors or the Reorganized Debtors, and the Proposed Cure Amount Claim shall be paid or satisfied in accordance with the Modified Plan and this Second Confirmation Order. Until a Cure Amount Claim becomes Allowed in accordance with the procedures set forth in this Section III.D.5 and the Cure Amount Notice, such Claim shall be treated as a Disputed Claim for purposes of making distributions under the Modified Plan.

                  Reorganized ICG shall provide standard and customary indemnification for all officers and directors (as of the Petition Date and thereafter) for all actions or events occurring after the Petition Date. Except as provided below, Indemnification Obligations to present and former officers and directors for actions or events occurring prior to the Petition Date is limited to director and officer liability insurance coverage. Reorganized ICG shall indemnify present and former officers and directors for all legal fees and expenses and shall advance all such fees and expenses, as well as any insurance deductibles (if applicable), related to any claims or lawsuits for any actions or events occurring prior to the Petition Date.

                  The obligations of each Debtor or Reorganized Debtor to indemnify members of the Special Committee, including for actions or events occurring prior to the Petition Date, are deemed and treated as executory contracts that are assumed by Reorganized ICG pursuant to the Modified Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of this Second Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. Reorganized ICG shall reimburse the Special Committee and its members for all legal fees and expenses incurred by them in connection with the Chapter 11 Cases and the Modified Plan.

                  The obligations of each Debtor or Reorganized Debtor to indemnify any present or former professionals or advisors of the Debtors arising out of acts that occurred prior to the Petition Date, including without limitation, accountants, auditors, financial consultants, underwriters, or attorneys, are deemed and treated as Executory Contracts that are rejected by the applicable Debtor pursuant to the Modified Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) shall be subject to the bar date provisions of
Section III.C above.

                  7.       Distribution Record Date.

                  The Distribution Record Date shall be September 1, 2002. The Distribution provisions of the Modified Plan shall be, and hereby are, approved. The Debtors and the Disbursing Agent, as the case may be, shall make all Distributions required under the Modified Plan.

                  As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Notes, as maintained by the Debtors or the Indenture Trustees, shall be closed. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Old Note Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those holders of Old Note Claims that are holders of such Claims as of the close of business on the Distribution Record Date.

         E.       SUBSTANTIVE CONSOLIDATION OF THE HOLDINGS
                  DEBTORS AND SERVICES DEBTORS.

                  The substantive consolidation of the Estates that comprise the Holdings Debtors and the Estates that comprise the Services Debtors for the purpose of implementing the Modified Plan, including for purposes of voting, Confirmation and distributions to be made under the Modified Plan, is approved. Accordingly, for purposes of implementing the Modified Plan, on the Effective Date (a) all assets and liabilities of each of the Holdings Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG; (b) all assets and liabilities of each of the Services Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of ICG Services, Inc.; (c) no distributions shall be made under the Modified Plan on account of Intercompany Claims among the Debtors; (d) no distributions shall be made under the Modified Plan on account of Subsidiary Interests; and (e) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors. The substantive consolidation of the Debtors (other than for the purpose of implementing the Modified Plan) shall not affect (i) the legal and corporate structures of Reorganized ICG, subject to the right of the Debtors or Reorganized ICG to effect Restructuring Transactions as provided in Article V of the Modified Plan; (ii) Intercompany Claims; (iii) Subsidiary Interests, and
(iv) pre and post Commencement Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that have been or will be assumed, or (y) pursuant to the Modified Plan.

         F.       ACTIONS IN FURTHERANCE OF THE MODIFIED PLAN.

                  The approvals and authorizations specifically set forth in this Second Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Modified Plan or this Second Confirmation Order. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Second Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their Responsible Officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Modified Plan or this Second Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, no action of the stockholders or boards of directors of the Debtors or the Reorganized Debtors shall be required for the Debtors or Reorganized Debtors to: (1) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Modified Plan and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor, enforceable against such Reorganized Debtor in accordance with its terms subject only to bankruptcy, insolvency and other similar laws affecting creditors' rights generally, and subject also to general equitable principles; (2) issue shares of New Common Stock pursuant to the Modified Plan, including upon exercise of the New Holdings Creditors Warrants, Management Options, New Nominal Warrants or Fee Warrants and, upon issuance, all such shares of New Common Stock shall be duly authorized, validly issued and fully paid and nonassessable shares of New Common Stock of Reorganized ICG; or (3) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Modified Plan. Each of the Responsible Officers of each Debtor and Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, financing statements, releases, mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as such officer may determine are necessary or appropriate to effectuate or further evidence the terms and conditions of the Modified Plan, this Second Confirmation Order and any and all documents or transactions contemplated by the Modified Plan or this Second Confirmation Order, all without further application to or order of the Bankruptcy Court and whether or not such actions or documents are specifically referred to in the Modified Plan, the Disclosure Statement, the Supplement, this Second Confirmation Order or the exhibits to any of the foregoing, and the signature of a Responsible Officer on a document executed in accordance with this Section III.F shall be conclusive evidence of the Responsible Officer's determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Modified Plan, this Second Confirmation Order or other documents or transactions contemplated by the Modified Plan or this Second Confirmation Order. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor is authorized to verify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors, this Second Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.

         G.       RELEASES AND INDEMNIFICATION.

                  The release and indemnification provisions contained in the Modified Plan are approved in all respects. As further provided in
Section III.H below, the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to Section 5.12 of the Modified Plan are permanently enjoined.

         H.       DISCHARGE, TERMINATION, INJUNCTION AND
                  SUBORDINATION RIGHTS.

                  1. Discharge of Claims and Satisfaction and Termination of Interests.

                  Except as provided in the Modified Plan or in this Second Confirmation Order, all consideration distributed under the Modified Plan shall be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, regardless of whether any property shall have been distributed or retained pursuant to the Modified Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall (i) be discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code or (C) the holder of a Claim based on such debt accepted the Modified Plan; and (ii) terminate all ICG Interests.

                  In accordance with the foregoing, except as provided in the Modified Plan or in this Second Confirmation Order, this Second Confirmation Order constitutes a judicial determination, as of the Effective Date, of a discharge of all Claims and other debts and liabilities against the Debtors and termination of all ICG Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

                  2.       Injunctions.

                  Except as provided in the Modified Plan or this Second Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Modified Plan are permanently enjoined from taking any of the following actions against the Debtors, Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner or in any place any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Modified Plan.

                  As of the Effective Date, all entities that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to the Modified Plan are permanently enjoined from taking any of the following actions against any released entity or its property on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Modified Plan.

                  By accepting distribution pursuant to the Modified Plan, each holder of an Allowed Claim or an Allowed Interest receiving distributions pursuant to the Modified Plan shall be deemed to have specifically consented to the injunctions set forth above.

                  3.       Releases and Satisfaction of Subordination Rights.

                  All Claims of the holders of the Secured Lender Claims and the Old Note Claims against the Debtors and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights or rights to assert Claims that are owned by any of the Debtors or their Estates against any other Debtor or third party, shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Section 3.3 of the Modified Plan. Distributions under, described in, contemplated by, and/or implemented by the Modified Plan to the various Classes of Claims under the Modified Plan shall not be subject to levy, garnishment, attachment or like legal process by any Claim holder, including but not limited to, holders of Secured Lender Claims and Old Note Claims by reason of any claimed subordination rights or otherwise, so that each Claim holder shall have and receive the benefit of the distributions in the manner set forth in the Modified Plan.

                  4.       Exculpation

                  None of the Debtors, the Reorganized Debtors, the Creditors' Committee, the Claims Resolution Committee, the Indenture Trustees, or the Prepetition Secured Lenders, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Modified Plan, the solicitation of acceptances of the Modified Plan, the pursuit of confirmation of the Modified Plan, the confirmation of the Modified Plan, the consummation of the Modified Plan, or the administration of the Modified Plan or the property to be distributed under the Modified Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Modified Plan.
Section 12.11(b) of the Modified Plan is hereby stricken.

                  Reorganized ICG shall indemnify each Person exculpated pursuant to Section 12.11 of the Modified Plan against, hold each such Person harmless from, and reimburse each such Person for, any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by such Person arising from any liability described in Section 12.11 of the Modified Plan.

                  Such exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Sections 5.8 and 5.9 of the Modified Plan.

         I.       RESOLUTION OF CERTAIN OBJECTIONS

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, to the extent that there is any inconsistency between the terms of the Modified Plan or this Second Confirmation Order and that certain Confidential Settlement Agreement and Mutual Release (the "Settlement Agreement") between and among the Debtors and Southwestern Bell Telephone, L.P., d/b/a Southwestern Bell Telephone Company, Ameritech (composed of Illinois Bell Telephone Company d/b/a Ameritech Illinois, Indiana Bell Telephone Company Incorporated d/b/a Ameritech Indiana, Michigan Bell Telephone Company d/b/a Ameritech Michigan, The Ohio Bell Telephone Company d/b/a Ameritech Ohio, Wisconsin Bell, Inc., d/b/a Ameritech Wisconsin) and Pacific Bell Telephone Company approved by this Court on May 1, 2002 and entered of record May 2, 2002 [Docket No. 1437], the terms of the Settlement Agreement shall govern.

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, the Debtors or the Reorganized Debtors will pay any undisputed Priority Tax Claims of the Missouri Department of Revenue and the Tennessee Department of Revenue on or about the Effective Date. The Debtors or the Reorganized Debtors have resolved the objection of Bexar County by agreeing to pay a portion of Bexar County's Other Secured Claim on or about the Effective Date and by paying the remainder of such claim on a quarterly schedule at an agreed upon interest rate.

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, (i) sections 12.9 and 12.10 of the Modified Plan, as well as any other similar or applicable language or provisions herein, do not in any way affect, alter or preclude Genuity's setoff or recoupment rights, however arising or asserted now or in the future in the Colorado Action (as defined in Genuity's objection) and (ii) sections 12.9 and 12.10 of the Modified Plan, as well as any other similar or applicable language or provisions in this Second Confirmation Order, do not prohibit Genuity from continuing to prosecute its counterclaims and its affirmative defenses against the Debtors in the Colorado Action, provided that Genuity's right to collect on any judgment rendered in Colorado Action is governed by the Modified Plan provisions regarding distributions to holders of Allowed prepetition Claims.

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, the Debtors or the Reorganized Debtors shall pay fifty percent (50%) of the amount set forth in the proof of claim filed by the Texas Comptroller on or about the Effective Date in complete and full satisfaction of such claim.

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, to the extent that the Claim of the County of San Diego is found to be an Allowed Claim, the Debtors or the Reorganized Debtors shall pay such claim on a quarterly basis over a three-year period at an agreed upon interest rate. County of San Diego shall retain any liens provided for by applicable state law (if any). The Debtors and County of San Diego have agreed to certain remedies in the event of default.

                  Notwithstanding anything in the Modified Plan or this Second Confirmation Order to the contrary, to the extent that the Internal Revenue Service is found to have an Allowed Priority Tax Claim under applicable law, the interest rate applicable to such Claim shall be 7%. The Internal Revenue Service shall retain any setoff rights to which it is entitled under the Bankruptcy Code.

         J.       PAYMENT OF STATUTORY FEES.

                  On or before the Effective Date, the Debtors shall pay all fees payable pursuant to 28 U.S.C. ss. 1930 and shall continue to pay such fees as they come due after the Effective Date until a final decree is entered closing the Reorganization Cases in accordance with section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

         K.       SUBSTANTIAL CONSUMMATION.

                  The substantial consummation of the Modified Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

         L.       RETENTION OF JURISDICTION.

                  Notwithstanding the entry of this Second Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction over the matters set forth in Article XI of the Modified Plan, which provisions are incorporated herein by reference.

         M.       NOTICE OF ENTRY OF SECOND CONFIRMATION ORDER.

                  Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Administrative Claims hereunder, substantially in the form of Exhibit E attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received notice of the Confirmation Hearing, no later than 15 days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date.

                  1. The Debtors are directed to publish the Confirmation Notice once in the national edition of The Wall Street Journal and in the daily edition of The Denver Post no later than 30 days after the Effective Date.
                  2. The Court hereby retains exclusive jurisdiction over any dispute regarding the release of funds from the escrow created under the Escrow Agreement.

Dated: September __, 2002




                                            ------------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE




                                 EXHIBIT A
             SECOND AMENDED JOINT PLAN OF REORGANIZATION OF ICG
                            COMMUNICATIONS, INC.




                                 EXHIBIT B
                    MODIFICATION TO SECOND AMENDED JOINT
             PLAN OF REORGANIZATION OF ICG COMMUNICATIONS, INC.




                                 EXHIBIT C
                         REJECTION BAR DATE NOTICE




                                 EXHIBIT D
                             CURE AMOUNT NOTICE




                                 EXHIBIT E
                            CONFIRMATION NOTICE




                                 EXHIBIT F
                     INITIAL BOARD OF DIRECTORS OF ICG